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                                                                    Exhibit 99.2


            CHEMDEX MAKES STRATEGIC $10 MILLION INVESTMENT IN TRADEX


     Mountain View, Calif. -- December 20, 1999 -- Chemdex(TM) Corporation (NASDAQ: CMDX), provider of business-to-business (B2B) e-commerce solutions for industry-specific marketplaces, today announced that it has made a $10 million investment in TRADEX Technologies, Inc., provider of solutions for net markets. TRADEX is in the process of being acquired by Ariba, Inc. (NASDAQ: ARBA), as announced by Ariba on December 16, 1999.

     Chemdex plans to use components of TRADEX technology in its procurement solutions and capitalize on its existing partnership with Ariba. Ariba is a member of the Chemdex MarketLink Program, an industry-wide program that enables leading vendors of enterprise procurement applications to integrate seamlessly with the Chemdex marketplace, providing large enterprise customers with end-to-end e-commerce solutions. Chemdex is also a charter member of the Ariba Supplier Link program through the Ariba Network(TM). With this investment, Chemdex will be able to work more closely with Ariba and TRADEX to deliver B2B e-commerce solutions for the life sciences, healthcare and other vertical industries.

     "Ariba offers a market solution that is complementary to Chemdex's focused, industry-specific solutions," said David Perry, president and CEO of Chemdex. "Our strategic investment in TRADEX demonstrates our desire to continue a close working relationship with the TRADEX technology development team. Additionally, it will enhance our existing business partnership with Ariba as Chemdex pursues an aggressive multi-vertical strategy."

     "Chemdex is reshaping multiple vertical industries and is a valuable partner for both Ariba and TRADEX," said Keith Krach, chairman and CEO at Ariba. "This investment enables us to leverage the expertise of a leading net market leader like Chemdex to develop and evolve TRADEX and Ariba solutions to provide the best solutions for vertical markets."

     Chemdex MarketLink is a critical component of the Chemdex net market technology platform. Building on open communications standards, Chemdex MarketLink interfaces with third-party e-commerce systems to provide connectivity and integration throughout the purchasing process, from requisition generation to order submission, billing and payment. The result is easy, transparent access to vertical marketplaces for Fortune 1000 enterprises, such as pharmaceutical and healthcare companies.

     Members of the Chemdex MarketLink Program, announced in November, 1999, include Ariba, Concur Technologies, Inc., SAP and the Sun-Netscape Alliance. Chemdex will continue to work with these and other industry partners to provide large enterprise customers with complete e-commerce solutions.

About Chemdex

     Chemdex Corporation is a leading provider of business-to-business e-commerce solutions for industry-specific marketplaces. As a market maker, Chemdex unites suppliers, buyers and enterprises to streamline business processes, enhance productivity and reduce costs. Chemdex provides complete e-commerce solutions consisting of extensive online marketplaces, electronic procurement to support business workflow and controls, systems integration to interface with
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third-party and back-office systems, and comprehensive services and support. For more information, visit Chemdex at www.chemdex.com.

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